Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of Value Financial Services Inc. of our report dated August 13, 2007, except for the effects of the restatements to the consolidated financial statements of operations and cash flows and as described in Note 1(a), as to which the date is November 8, 2007, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

November 27, 2007